AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement"), is entered into as of January 17, 2007 (the “Effective Date”), between LEV PHARMACEUTICALS, INC., a Delaware corporation (with its successors and assigns, referred to as the "Company"), and Judson Cooper (referred to as "Cooper").

WHEREAS, the Company and Cooper are party to an Employment Agreement dated as of November 1, 2004 (the “Original Employment Agreement”);

WHEREAS, the Company and Cooper mutually desire to amend and restate the terms of such Original Employment Agreement upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual agreements and covenants hereinafter set forth, the parties hereto agree to the terms and conditions of this Agreement as follows:

1. Employment for Term. The Company hereby continues to employ Cooper and Cooper hereby accepts such continued employment with the Company for the period beginning on the Effective Date and ending December 31, 2010 (the "Initial Term"), or upon the earlier termination of the Term pursuant to Section 6. This Agreement shall be automatically renewed for additional one-year periods (the "Renewal Terms;" together with the Initial Term, the "Term") unless either party notifies the other in writing of its intention not to so renew this Agreement no less than 90 days prior to the expiration of the Initial Term or a Renewal Term. The termination of Cooper's employment under this Agreement shall end the Term but shall not terminate Cooper's or the Company's other obligations that are intended to survive the termination of this Agreement (including without limitation, the payments under Section 7 and 8 and Cooper’s obligations under Section 9).

2. Position and Duties. During the Term, Cooper shall serve as Chairman of the Board and Executive Vice President of the Company, perform such duties as are consistent with his position and report to the Board of Directors of the Company. During the Term, Cooper shall also hold such additional positions and titles as the Board of Directors of the Company (the "Board") may determine from time to time. During the Term, Cooper shall devote as much time as is necessary to satisfactorily perform his duties as an employee and officer of the Company. The Company shall nominate Cooper, and use its best efforts to have Cooper elected, to the Board of Directors of the Company (the “Board”) throughout the Term of this Agreement and shall include him in the management slate for election as a director at every stockholders meeting during the Term at which his term as a director would otherwise expire. Cooper agrees to accept election, and to serve during the Term, as director of the Company.

3. Compensation.

(a)  Base Salary. The Company shall pay Cooper a base salary of $425,000 per annum, beginning as of January 1, 2007 and ending on the last day of the Term, payable at least monthly on the Company's regular pay cycle for professional employees (as it may be increased (but not decreased), the "Base Salary").

(b) Annual Increases. The Base Salary shall be increased at the end of each year of service (commencing at the end of 2007) by the greater of (i) 4% or (ii) a percentage equal to the increase, if any, in the United States Department of Labor Consumer Price Index (or comparable index, if available) for the New York metropolitan area over the previous 12 months.

(c) Equity. Pursuant to the Company's 2004 Omnibus Incentive Compensation Plan (the "Plan"), on the Effective Date, the Company granted to Cooper a nonqualified stock option to purchase 1,600,000 shares of the Company's Common Stock at a per share exercise price of $1.60 as determined in accordance with the Plan on the Effective Date (the “New Options”). The New Options shall vest in equal annual installments of 25% commencing on the first anniversary of the Effective Date subject to Cooper’s continued employment on the applicable vesting date, except as provided below as a result of a Change in Control and in Section 7. The New Options shall expire on the tenth anniversary of the Effective Date subject to earlier expiration in the event of a termination of Cooper’s employment by the Company with Cause (as defined below) in which event the Options shall expire immediately. In the event of a Change in Control (as defined below in Section 8), the New Options shall be deemed fully vested. The New Options shall be evidenced by an award agreement that incorporates the terms herein.

Cooper has previously been granted a fully vested option to purchase 1,427,450 shares at a per share exercise price of $.30 under the Plan and such option will remain outstanding through November 1, 2014 in accordance with the applicable option agreement.

The Company covenants to maintain a Form S-8 Registration Statement on file with the SEC with respect to the equity awards made to Cooper.

(d) Bonus. Cooper shall receive a cash bonus of 60% of his base salary (at the rate in effect on December 31, 2006) for his 2006 performance as soon as practicable after the Effective Date. For fiscal 2007, Cooper shall be eligible to receive a bonus targeted at 30% of Base Salary for fiscal 2007 upon his achievement of performance measures to be mutually agreed between Cooper and the Compensation Committee of the Board on or before January 31, 2007. Cooper shall be eligible to receive a bonus in excess of the targeted amount, in the discretion of the Compensation Committee of the Board of Directors. For future years, Cooper shall be eligible for an annual cash bonus at the discretion of the Compensation Committee based upon its assessment of Cooper’s and the Company’s performance. Cooper is entitled to such bonus so long as he remains in the employ of the Company through the end of the applicable fiscal year, except as provided below. Any such bonus for a particular fiscal year will be paid no later than the first pay period after the filing of the Company’s report on Annual Report on Form 10-K or Form 10-KSB (as the case may be) with the Securities and Exchange Commission for the fiscal year for such bonus.

(e) Other and Additional Compensation. The preceding sections establish the minimum compensation during the Term and shall not preclude the Compensation Committee from awarding Cooper a higher salary or any bonuses or stock options, restricted stock or other forms of equity awards in the discretion of the Committee during the Term at any time. The Company shall pay Cooper a monthly car allowance of $1,000.

4. Employee Benefits. During the Term, Cooper shall be entitled to participate at the same level as other senior executive officers of the Company in any group insurance, hospitalization, medical, health and accident, disability, fringe benefit and tax-qualified retirement plans or programs of the Company now existing or hereafter established to the extent that he is eligible under the general provisions thereof. For the term of this Agreement, Cooper shall be entitled to paid vacation at the rate of (4) weeks per annum.

5. Expenses. The Company shall reimburse Cooper for actual out-of-pocket expenses incurred by him in the performance of his services for the Company upon the receipt of appropriate documentation of such expenses.

6. Termination.

(a) General. The Term shall end immediately upon Cooper's death. Cooper’s employment may also be terminated by the Company with or without Cause or as a result of Cooper’s Disability, as defined in Section 7 or by Cooper with or without Good Reason (as such terms are defined below).

(b) Notice of Termination. Either party shall give written notice of termination to the other party, which shall include a statement as to the reason for the termination.

7. Severance Benefits.

(a) Cause Defined. "Cause" means (i) willful malfeasance or willful misconduct by Cooper in connection with his employment; (ii) Cooper's gross negligence in performing any of his duties under this Agreement; (iii) Cooper's conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendre with respect to, any crime other than a traffic violation or infraction which is a misdemeanor; (iv) Cooper's material breach of any written policy applicable to all employees adopted by the Company which is not cured to the reasonable satisfaction of the Company within thirty (30) business days after notice thereof; or (v) material breach by Cooper of any of his obligations in this Agreement which is not cured to the reasonable satisfaction of the Company within thirty (30) business days after notice thereof.

(b) Disability Defined. "Disability" shall mean (i) Cooper's incapacity due to physical or mental illness that results in his being substantially unable to perform his duties hereunder for six consecutive months (or for six months out of any nine month period) or (ii) a qualified independent physician mutually acceptable to the Company and Cooper determines that Cooper is mentally or physically disabled so as to be unable to regularly perform the duties of his position and such condition is expected to be of a permanent duration. During a period of Disability, Cooper shall continue to receive his Base Salary hereunder, provided that if the Company provides Cooper with disability insurance coverage, payments of Cooper's Base Salary shall be reduced by the amount of any disability insurance payments received by Cooper due to such coverage. The Company shall give Cooper written notice of termination which shall take effect sixty (60) days after the date it is sent to Cooper unless Cooper shall have returned to the performance of his duties hereunder during such sixty (60) day period (whereupon such notice shall become void). In the event that the Company terminates Cooper’s employment as a result of his Disability, Cooper shall be entitled to the same benefits as if his employment had been terminated by the Company without Cause.

(c) Good Reason Defined. If the Company (i) reassigns Cooper's base of operations outside of New York City, (ii) materially reduces Cooper's duties or responsibilities during the Term, including replacing Cooper as Chairman , (iii) materially breaches this Agreement or (iv) provides notice of nonrenewal of the Agreement pursuant to Section 1 of this Agreement or (v) any time after six months following the occurrence of a Change in Control (each such event being “Good Reason”) then, at his option, Cooper may treat such event as a termination of the Term without Cause by the Company unless the Company has cured the event (if susceptible to cure) within 30 business days of receipt of written notice from Cooper.

(d) Accrued Compensation Defined. Accrued Compensation shall mean an amount which shall include all amounts earned or accrued by Cooper through the date of termination of this Agreement but not paid as of such date, including (i) Base Salary, (ii) reimbursement for business expenses incurred by the Cooper on behalf of the Company, pursuant to the Company’s expense reimbursement policy in effect at such time, (iii) expense allowance, (iv) vacation pay per Company policy, and (v) bonuses and incentive compensation earned and awarded prior to the date of termination. Accrued Compensation shall be paid on the first regular pay date after the date of termination (or earlier, if required by applicable law).

(e) Termination. (i) Cause; Without Good Reason. If the Company ends the Term for Cause, or if Cooper resigns as an employee of the Company for reasons other than an event of Good Reason, then the Company shall pay to Cooper the Accrued Compensation but shall have no obligation to pay Cooper any amount, whether for salary, benefits, bonuses, or other compensation or expense reimbursements of any kind, accruing after the end of the Term, and such rights shall, except as otherwise required by law or pursuant to the applicable award agreement or plan (including, without limitation, the documents evidencing the Old Options), be forfeited immediately upon the end of the Term. For the sake of clarity, the New Options and the Old Options, to the extent vested on the date of resignation without Good Reason will remain outstanding through the expiration of the original ten year term.

(ii) Without Cause; Good Reason; Death. In the event that the Company terminates Cooper’s employment hereunder without Cause, Cooper terminates his employment with Good Reason or his employment terminates as a result of his death, he shall be entitled to the Accrued Compensation and, subject to Section 21 below, the following payments and benefits:

(A) a lump sum payment equal to the greater of (x) or (y):

(x) (1) two times his Base Salary in effect at the date of termination plus (2) two times the greater of (the “Applicable Bonus”) the bonus paid for the fiscal year prior to the date of termination or 60% of his Base Salary in effect at the date of termination plus (3) a pro rated bonus for the year of termination based upon the Applicable Bonus; or

(y) (1) Base Salary as if Cooper remained in the employ of the Company through December 31, 2010 plus (2) bonus payments as if he remained in the employ of the Company through December 31, 2010 based upon the Applicable Bonus. Such payment to be made no later than 10 business days from the date of termination;

; provided, however, that in the event of the termination of Cooper’s employment as a result of his death, the lump sum payment pursuant to this Section 7(e)(ii)(A) shall be the amount provided in (x) above.

(B) continued participation in the health and welfare plans (or comparable plans) provided by the Company to Cooper at the time of termination for a period equal to the greater of two years from the date of termination and December 31, 2010 or, if earlier until he is eligible for comparable coverage with a subsequent employer. Cooper shall give the Company prompt notice of his eligibility of comparable coverage.

(C) the New Options shall be deemed fully vested on the date of termination and any restrictions thereon shall lapse and the options shall remain outstanding through the expiration of the original ten year term.

(D) Liquidated Damages. Cooper acknowledges that the payment in full of all amounts and benefits due to him under this Section 7(d)(ii)(A)-(C) resulting from a termination of the Term by the Company without Cause or by Cooper for Good Reason (as such terms are defined above) are in lieu of any and all claims that Cooper may have against the Company or any of its affiliates (including, without limitation, any discrimination claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act and similar federal and state laws and regulations) other than benefits under the Company's employee benefit plans that by their terms survive termination of employment, benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and rights to indemnification as set forth below and under the Company’s charter and by-laws), and represent liquidated damages (and not a penalty). The Company may request that Cooper confirm such acknowledgment in writing prior to the receipt of such benefits.

8. Change in Control Payment. The provisions of this paragraph 8 set forth the terms of an agreement reached between Cooper and the Company regarding Cooper's rights and obligations upon the occurrence of a "Change in Control" (as hereinafter defined) of the Company during the Term. These provisions are intended to assure and encourage in advance Cooper's continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such Change in Control. The following provisions shall apply in the event of a Change in Control, in addition to any payment or benefit that may be required pursuant to Section 7.

(a) Equity. Upon the occurrence of a Change in Control, all stock options and other stock-based grants (including, without limitation, the New Options) to Cooper by the Company or that may be granted in the future shall, irrespective of any provisions of his award agreements, immediately and irrevocably vest and become exercisable. In addition, six months after a Change in Control, Cooper may resign without Good Reason and receive the same payments and benefits as if his employment were terminated by the Company without Cause.

(b) Gross Up Payment.

(1) Excess Parachute Payment. If Cooper incurs the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Code") on "Excess Parachute Payments" within the meaning of Section 28OG(b)(1) of the Code, the Company will pay to Cooper an amount (the "Gross Up Payment") such that the net amount retained by Cooper, after deduction of any Excise Tax on both the Excess Parachute Payment and any federal, state and local income tax (together with penalties and interest) as well as the Excise Tax upon the payment provided for by this subparagraph 8(b)(1), will be equal to the Change in Control Amount.

(2) Applicable Rates. For purposes of determining the amount of the Gross Up Payment, Cooper will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality where taxes thereon are lawfully due, net of the maximum reduction (if any) in federal income taxes that could be obtained from deduction of deductible state and local taxes.

(3) Determination of Gross Up Payment Amount. The determination of whether the Excise Tax is payable and the amount thereof will be based upon the opinion of tax counsel selected by Cooper and reasonably approved by the Company, which approval will not be unreasonably withheld or delayed. If such opinion is not finally accepted by the Internal Revenue Service (or state and local taxing authorities), then appropriate adjustments to the Excise Tax will be computed and additional Gross Up Payments will be made in the manner provided by this subparagraph (b).

(4) Payment. The Company will pay the estimated amount of the Gross Up Payment in cash to Cooper at the time specified in this Agreement. Cooper and the Company agree to reasonably cooperate in the determination of the actual amount of the Gross Up Payment. Further, Cooper and the Company agree to make such adjustments to the estimated amount of the Gross Up Payment as may be necessary to equal the actual amount of the Gross Up Payment, which in the case of the Company will refer to refunds of prior overpayments by the Company and in the case of Cooper will refer to additional payments to Cooper to make up for prior underpayments.

(c) Definitions. For purposes of this paragraph 8, the following terms shall have the following meanings:

"Change in Control" shall mean any of the following:

(1) the acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (the "Acquiring Person"), other than the Company, or any of its Subsidiaries or any Excluded Group (as defined herein), of beneficial ownership (within the meaning of Rule 13d-3- promulgated under the Exchange Act) of 35% or more of the combined voting power or economic interests of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided however, that any transfer from Judson Cooper or Joshua Schein (the "Excluded Group") will not result in a Change in Control if such transfer was part of a series of related transactions the effect of which, absent the transfer to such Acquiring Person by the Excluded Group, would not have resulted in the acquisition by such Acquiring Person of 35% or more of the combined voting power or economic interests of the then outstanding voting securities; or

(2) during any period of 12 consecutive months after the date of this Amendment, the individuals who at the beginning of any such 12-month period constituted a majority of the Directors (the "Incumbent Non-Investor Majority") cease for any reason to constitute at least a majority of such Directors; provided that (i) any individual becoming a director whose election, or nomination for election by the Company's stockholders, was approved by a vote of the stockholders having the right to designate such director and (ii) any director whose election to the Board or whose nomination for election by the stockholders of the Company was approved by the requisite vote of directors entitled to vote on such election or nomination in accordance with the Restated Certificate of Incorporation of the Company, shall, in each such case, be considered as though such individual were a member of the Incumbent Non-Investor Majority, but excluding, as a member of the Incumbent Non-Investor Majority, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-2 of Regulation 14A promulgated under the Exchange Act) and further excluding any person who is an affiliate or associate of an Acquiring Person having or proposing to acquire beneficial ownership of 25% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; or

(3) the consummation by the Company of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the voting securities of the Company immediately prior to such reorganization, merger, or consolidation do not, following such reorganization, merger, or consolidation, beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company resulting from such reorganization, merger, or consolidation; or

(4) the sale or other disposition of assets representing 50% or more of the assets of the Company in one transaction or series of related transactions not initiated or commenced by any person within the Excluded Group; or

(5) a "Fundamental Change in Business" as hereinafter defined; or

(6) a "Hostile Takeover" as hereinafter defined is declared.

"Fundamental Change in Business" shall mean that the Company, at any time, no longer spends at least fifty percent (50%) of its annual budget on activities related to biotechnology or pharmaceuticals.

"Hostile Takeover" shall mean any Change in Control which at any time is declared by at least a majority of the Board, directly or indirectly, to be hostile or not in the best interests of the Company, or in which an attempt is made (irrespective of whether successful) to wrest control away from the incumbent management of the Company, or with respect to which the Board makes any effort to resist.

9. Confidentiality, Ownership, and Covenants.

(a) "Company Information" and "Inventions" Defined. "Company Information" means all information, knowledge or data of or pertaining to (i) the Company, its employees and all work undertaken on behalf of the Company, and (ii) any other person, firm, Company or business organization with which the Company may do business during the Term, that is not in the public domain (and whether relating to methods, processes, techniques, discoveries, pricing, marketing or any other matters). "Inventions" collectively refers to any and all inventions, trade secrets, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, research, discoveries, developments, designs, and techniques regarding any of the foregoing.

(b) Confidentiality. Cooper hereby recognizes that the value of all trade secrets and other proprietary data and all other information of the Company not in the public domain disclosed by the Company in the course of his employment with the Company may be attributable substantially to the fact that such confidential information is maintained by the Company in strict confidentiality and secrecy and would be unavailable to others without the expenditure of substantial time, effort or money. Cooper, therefore, except as provided in the next two sentences, covenants and agrees that all Company Information shall be kept secret and confidential at all times during or after the Term and shall not be used or divulged by him outside the scope of his employment as contemplated by his Agreement, except as the Company may otherwise expressly authorize by action of the Board. In the event that Cooper is requested in a judicial, administrative or governmental proceeding to disclose any of the Company Information, Cooper will promptly so notify the Company so that the Company may seek a protective order of other appropriate remedy and/or waive compliance with this Agreement. If disclosure of any of the Company Information is required, Cooper may furnish the material so required to be furnished, but Cooper will furnish only that portion of the Company Information that legally is required.

(c) Ownership of Inventions, Patents and Technology. Cooper hereby assigns to the Company all of Cooper's rights (including patent rights, copyrights, trade secret rights, and all other rights throughout the world), title and interest in and to Inventions, whether or notpatentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Cooper, either alone or jointly with others, during the course of the performance of services for the Company. Cooper shall also assign to, or as directed by, the Company, all of Cooper's right, title and interest in and to any and all Inventions, the full title to which is required to be in the United States government of any of its agencies. The Company shall have all right, title and interest in all research and work product produced by Cooper as an employee of the Company, including, but not limited to, all research materials and lab books.

(d) Non-Competition. During his employment with the Company and for a period of one year after the termination of such employment for any reason, Cooper agrees that he will not enter into or become associated with or engage in any other business (whether as a partner, officer, director, shareholder, employee, consultant, or otherwise), which business is in direct competition with the Company (a “Competitive Business”). For purposes of this Agreement, the Company shall be deemed to be actively engaged (a) on the date hereof in the development and commercialization of therapeutic products for the treatment of hereditary angioedema and (b) in the future during the Term of this Agreement in any other material business in which the Company actually devotes substantive resources to study, develop or pursue and in which Executive is directly and actively involved. Notwithstanding the foregoing, (x) the ownership by Cooper of less than five percent of the shares of any publicly held corporation shall not violate the provisions of this Article VII, and (y) Cooper shall not be required to comply with any provision of this Section 9(d) following termination of this Agreement if the amounts required to be paid under Sections 7 or 8 of this Agreement are not timely paid.

(e) Remedies. Cooper hereby acknowledges that the covenants and agreements contained in Section 9 (the “Restrictive Covenants”) are reasonable and valid in all respects and that the Company is entering into this Agreement, inter alia, on such acknowledgement. If Cooper breaches, or threatens to commit a breach, of any of the Restrictive Covenants, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity: (i) the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; (ii) the right and remedy to require Cooper to account for and pay over to the Company such damages as are recoverable at law as the result of any transactions constituting a breach of any of the Restrictive Covenants; (iii) if any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions; and (iv) if any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

(f) Jurisdiction. The parties intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Covenants. If the courts of any one or more such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other jurisdiction, within the geographical scope of such Covenants, as to breaches of such Covenants in such other respective jurisdiction such Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

10. Successors and Assigns.

(a) Cooper. This Agreement is a personal contract, and the rights and interests that the Agreement accords to Cooper may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him. All rights and benefits of Cooper shall be for the sole personal benefit of Cooper, and no other person shall acquire any right, title or interest under this Agreement by reason of any sale, assignment, transfer, claim or judgement or bankruptcy proceedings against Cooper. Except as so provided, this Agreement shall inure to the benefit of and be binding upon Cooper and his personal representatives, distributes and legatees.

(b) The Company. This Agreement shall be binding upon the Company and inure to the benefit of the Company and of its successors and assigns, including (but not limited to) any Company that may acquire all or substantially all of the Company's assets or business or into or with which the Company may be consolidated or merged. In the event that the Company sells all or substantially all of its assets, merges or consolidates, otherwise combines or affiliates with another business, dissolves and liquidates, or otherwise sells or disposes of substantially all of its assets, then this Agreement shall continue in full force and effect. The Company's obligations under this Agreement shall cease, however, if the successor to, the purchaser or acquirer either of the Company or of all or substantially all of its assets, or the entity with which the Company has affiliated, shall assume in writing the Company's obligations under this Agreement (and deliver and executed copy of such assumption to Cooper), in which case such successor or purchaser, but not the Company, shall thereafter be the only party obligated to perform the obligations that remain to be performed on the part of the Company under this Agreement.

11. Entire Agreement. This Agreement (together with the equity award agreements referred to herein) represents the entire agreement between the parties concerning Cooper's employment with the Company and supersedes all prior negotiations, discussions, understanding and agreements, whether written or oral, between Cooper and the Company relating to the subject matter of this Agreement (including, without limitation, the Original Employment Agreement (other than with respect to the option referenced therein, as amended).

12. Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by Cooper and by a duly authorized officer of the Company. No waiver by any party to this Agreement or any breach by another party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

13. Notices. Any notice to be given under this Agreement shall be in writing and delivered personally or sent by overnight courier or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below, or to such other address of which such party subsequently may give notice in writing:

If to Cooper:	to the address specified in the payroll records of the Company

If to the Company:	122 East 42nd Street
Suite 1700
New York, NY 10168

Any notice delivered personally or by overnight courier shall be deemed given on the date delivered and any notice sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date mailed.

14. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable shall not be affected, and each provision of this Agreement shall be validated and shall be enforced to the fullest extent permitted by law. If for any reason any provision of this Agreement containing restrictions is held to cover an area or to be for a length of time that is unreasonable or in any other way is construed to be too broad or to any extent invalid, such provision shall not be determined to be entirely null, void and of no effect; instead, it is the intention and desire of both the Company and Cooper that, to the extent that the provision is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and such other constraints or conditions (although not greater than those contained currently contained in this Agreement) as shall be valid and enforceable under the applicable law.

15. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

16. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience of reference, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

17. Withholding Taxes. All salary, benefits, reimbursements and any other payments to Cooper under this Agreement shall be subject to all applicable payroll and withholding taxes and deductions required by any law, rule or regulation of and federal, state or local authority.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together constitute one and same instrument.

19. Applicable Law; Arbitration. The validity, interpretation and enforcement of this Agreement and any amendments or modifications hereto shall be governed by the laws of the State of New York, as applied to a contract executed within and to be performed in such State. The parties agree that any disputes shall be definitively resolved by binding arbitration before the American Arbitration Association in New York, New York and consent to the jurisdiction to the federal courts of the Southern District of New York or, if there shall be no jurisdiction, to the state courts located in New York County, New York, to enforce any arbitration award rendered with respect thereto. Each party shall choose one arbitrator and the two arbitrators shall choose a third arbitrator. All costs and fees related to such arbitration (and judicial enforcement proceedings, if any) shall be borne by the Company unless Cooper’s claim is deemed to be frivolous by the arbitrator(s) or judge. The Company shall pay the reasonable legal fees and expenses of counsel (collectively, the “Fees”) incurred by Cooper in the event there is a dispute hereunder as follows: if such dispute is settled, the Company shall pay the Fees or, in the event that it is resolved by binding arbitration or a judgment, the Company shall pay the Fees unless the arbitrator or judge finds that Cooper’s claim was frivolous.

20.  Legal Fees. The Company shall reimburse Cooper for the reasonable expenses of his counsel in drafting and negotiating this Agreement on an after tax basis.

21.  Section 409A. The payments provided for herein are intended to comply with the terms of Section 409A of the Internal Revenue Code. In the event, however, that any such payments are determined to be subject to 409A, then the Company will make such adjustments as are reasonably required to comply with such section, including delaying any such payments that would have been required to be paid to Cooper pursuant to this Agreement during the first six months following the termination of Cooper’s employment until the end of such six-month period in accordance with the requirements of Section 409A.

22.  Indemnification. The Company shall, to the maximum extent permitted by law, indemnify and hold Cooper harmless against, and shall purchase director and officer indemnity insurance on behalf of Cooper for, expenses, including reasonable attorneys fees (the attorney to be selected by Cooper), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding or claim (or threatened proceeding or claim) arising by reason of Cooper’s employment by the Company. The Company shall advance to Cooper any expense incurred in defending any such proceeding or claim (or threatened proceeding or claim) to the maximum extent permitted by law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Lev Pharmaceuticals, Inc.

By:	/s/ Eric I. Richman
Eric I. Richman
Chairman of the Compensation Committee

Employee

/s/ Judson Cooper
Judson Cooper
Employee